Exhibit 99.1

DIAMOND S SHIPPING completeS merger

Greenwich, CT, USA, March 28, 2019. Diamond S Shipping Inc. (NYSE: DSSI) announced that the merger of the business and operations of DSS Holdings L.P. and the crude and product tanker business of Capital Product Partners L.P. (NASDAQ: CPLP) has been completed. Diamond S is now one of the largest publicly listed owners and operators of crude and product tankers in the world. Diamond S common stock is expected to begin regular-way trading on the New York Stock Exchange today.

“The CPLP merger provides us the scale necessary to compete at the top end of the global energy shipping business,” said Craig H. Stevenson, Jr., CEO of Diamond S. “In addition, we are listing in the public market at what we see as a cyclically opportune time that makes us well-positioned for future industry consolidation, with one of the world’s largest tanker fleets, a cost-efficient management platform and a sound balance sheet,” Stevenson added.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 68 vessels on the water, including 15 Suezmax vessels, one Aframax and 52 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other production in the international shipping markets. More information about Diamond S can be found at www.diamondsshipping.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the stated or forecasted results to be materially different from those anticipated. These risk and uncertainties include, among others: (1) failure to realize the anticipated benefits of the CPLP transaction and (2) the potential impact of major shareholdings on the trading price of the DSSI common stock. For further discussion of factors that could materially affect the outcome of forward-looking statements and other risks and uncertainties, see “Risk Factors” in Diamond S’ Form 10 filed with the SEC in respect of the transaction. Unless required by law, Diamond S expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. Diamond S does not assume any responsibility for the accuracy and completeness of the these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Investor Relations Inquiries:

Nicolas Bornozis

Judit Csepregi

Tel: +1-212-661-7566

E-mail: IR@diamondsshipping.com